                                                                  Exhibit (b)(4)

                                                                    CONFIDENTIAL






THE BEACON GROUP CAPITAL SERVICES, L.L.C.
--------------------------------------------------------------------------------
PROJECT WINCHESTER





July 10, 1997

PROJECT WINCHESTER                                                  CONFIDENTIAL
--------------------------------------------------------------------------------
Table of Contents

1. EXECUTIVE SUMMARY

2. REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS

3. REVIEW OF SELECTED STRATEGIC ALTERNATIVES

4. SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS

--------------------------------------------------------------------------------
July 10, 1997                          The Beacon Group Capital Services, L.L.C.

EXECUTIVE SUMMARY                                                   CONFIDENTIAL
--------------------------------------------------------------------------------

EXECUTIVE SUMMARY

     [_]  With the completion of the divestiture program in March, Winchester's
               Board and management have successfully transformed the Company from what one research analyst described as "a hodgepodge of unrelated technology holdings" with mediocre growth and approximately 40 companies to a focused communications equipment company with three high growth business units.

     [_] Management has further strengthened the Company's competitive position with four highly focused acquisitions and strategic alliances with such companies as Network General, Racal, and HADAX

     [_]  The investment community has recognized the significant value
               Winchester has created since its April 1994 restructuring announcement in streamlining the Company from $510 million to approximately $360 million in reported revenues for fiscal 1997 while growing EBITDA from approximately $40 million to approximately $80 million

     [_] Since that announcement, the Company's stock market value has increased from approximately $150 million to a high of approximately $1 billion last November; the share trading price during that same period has increased from $8 3/8 per share in April 1994 to a high of $58 per share in November 1996 and presently sells at approximately $37 per share after recovering on strong earnings from some weakness in early 1997

     [_] Based on Beacon's preliminary analysis of the underlying values of the Company's current businesses, Winchester's stock appears to be undervalued

     [_]  It may be a prudent and opportune time to discuss and review
               Winchester's intermediate and longer term plans to maximize shareholder value

--------------------------------------------------------------------------------
July 10, 1997                  -1-      The Beacon Group Capital Services, L.L.C

REVIEW OF STOCKHOLDER VALUE CONSIDERATIONS                          CONFIDENTIAL
--------------------------------------------------------------------------------
WHILE WINCHESTER'S STOCK PRICE HAS RISEN SUBSTANTIALLY VERSUS ITS PEERS SINCE FEBRUARY 1996, IT STILL HAS NOT FULLY RECOVERED FROM SOME RELATIVE WEAKNESS IN EARLY 1997 DUE TO BACKLOG ISSUES


             [GRAPHIC REPRESENTATION OF STOCK PRICES APPEARS HERE]

  -Hewlett-Packard - Winchester - S&P Technology Index - Communications Test
                                                             Composite

Note: Communications Test Index includes ADAX, IFRS, NETG, TKLC, TLGD,WGTI
----
Source: FactSet Research Systems
--------------------------------------------------------------------------------

July 10, 1997                -2-       The Beacon Group Capital Services, L.L.C.

REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS                          CONFIDENTIAL
--------------------------------------------------------------------------------

WINCHESTER ACHIEVED SIGNIFICANT MULTIPLE EXPANSION AS A RESULT OF ITS INCREASED FOCUS BEFORE PERCEPTIONS OF IMPAIRED GROWTH PROSPECTS LED TO A DECLINE IN VALUE IN THE MIST OF A VOLATILE TECHNOLOGY SECTOR




            [GRAPHIC REPRESENTATION OF P/E MULTIPLES APPEARS HERE]



          ---Winchester                           ---S&P Technology Index

Source: FactSet Research Systems
--------------------------------------------------------------------------------
July 10, 1997                  -3-     The Beacon Group Capital Services, L.L.C.

REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS                        CONFIDENTIAL
--------------------------------------------------------------------------------

WINCHESTER'S MARKET MULTIPLES ARE DOWN SUBSTANTIALLY FROM THEIR NOVEMBER HIGHS AND STILL REFLECT A SIGNIFICANT DISCOUNT TO COMMUNICATIONS TEST TRADING MULTIPLES


($ Millions except per share data)
                                                                  Toll-    S&P
                                                                  grade    Tech-
                                                                 Communi- nology
                                          Winchester              cations  Index
                              ---------------------------------- -------- ------
                              4/29/94  2/6/96
                                (a)     (b)    11/14/96  7/3/97   7/3/97  7/3/97
                              ------- -------- -------- -------- -------- ------
Share Price                    $8.375  $19.250  $58.000  $37.438  $22.875      -

Equity Market Capitalization     $155     $353     $989     $624     $129      -

P/E Ratio(c)                    13.0x    14.6x    31.7x    14.9x    20.8x  31.7x

LTM EBITDA Multiple(d)           3.4x     6.1x    13.9x     7.2x    12.2x      -


Number of Businesses               39       18        7        8        1      -

LFY Revenues(e)                  $510     $489     $293  $426(f)      $37      -

LFY EBITDA(e)                     $40      $58      $55   $82(f)     $8.6      -

LFY EBITDA Margin(e)             7.9%    11.9%    18.8% 19.3%(f)    23.0%      -

Notes
 (a) Represents the trading day one week after the Company's original restructuring announcement.
 (b) Represents the trading day one day before the Company's announcement of its intention to divest 11 businesses and refocus on three high growth business segments.
 (c) Share price as a multiple of current fiscal year's estimated EPS, Source, Zacks and I/B/E/S.
 (d) Market Value of Net Capital (equity market capitalization plus debt, less cash) divided by latest twelve month's EBITDA.
 (e) LFY figures are for the last fiscal year before the date shown.
 (f) Operating figures are pro forma for the 12% acquisition of Itronix Corp. Depreciation & amortization taken as a percentage of sales.
--------------------------------------------------------------------------------
July 10, 1997                -4-      The Beacon Group Capital Services, L.L.C.

REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS                          CONFIDENTIAL
--------------------------------------------------------------------------------

BEACON PERFORMED PRELIMINARY VALUATIONS, ON A PUBLIC
MARKET BASIS, FOR EACH OF WINCHESTER'S UNDERLYING BUSINESSES



     [_] Beacon based this analysis on incomplete historical and projected financial data and limited discussions with senior management. In order to refine this analysis, additional financial information and due diligence would be required


                                                                                              --------------
    ($ Millions)                                                                                Preliminary
                                                                            Fiscal 1997          Estimate           Implied
                                                                        -------------------                        LTM EBITA
    Subsidiary                   Summary of Business                      Sales      EBITA       of Value          Multiples
----------------------   -------------------------------------------    ----------  -------   --------------   ------------------
Communications test(a)   Telecommunications test equipment                 $211.3    $49.3     $600 - $650        12.2x - 13.2x

Industrial Computer
  Source                 Ruggedized computers & peripherals                  60.5      7.8       85 - 95          10.9x - 12.2x

Itronix Corporation      Ruggedized mobile computing                         80.0      5.2       45 - 55           8.7x - 10.6x

DaVinci Systems          Post-production video editing equipment             18.0      6.6       60 - 75           9.1x - 11.4x

Airshow                  Aircraft cabin in flight video equipment            24.0     10.1      120 - 130         11.9x - 12.9x

Parallax                 Digital video boards & supporting
                           Software                                           6.7      1.3        5 - 8            3.8x - 6.2x

DataViews                Data visualization software                         12.0     (0.4)      15 - 20             NM - NM

ComCoTec                 Pharmacy industry information software
                           and management services                           12.0      3.3       40 - 50          12.1x - 15.2x
                                                                           -------  -------  ---------------   ------------------
  Total                                                                    $424.5    $83.2    $970 - $1,083       11.7x - 13.0x
                                                                           =======  =======  ===============   ==================
                                                                            EBITA Margin        Sales Growth
                                                                         ------------------  -------------------
    Subsidiary                     Summary of Business                     1997      1998E     1997      1998E
----------------------   -------------------------------------------     --------  --------  --------  ---------
Communications test      Telecommunications test equipment                 23.3%     22.6%     22.8%     12.6%

Industrial Computer
  Source                 Ruggedized computers & peripherals                12.9      14.3       4.5      28.4

Itronix Corporation       Ruggedized mobile computing                        6.5       6.5      22.1      -6.3

DaVinci Systems          Post-production video editing equipment           36.7      33.0      20.8       1.1

Airshow                  Aircraft cabin in flight video equipment          12.1      ?9.3      48.1      14.6

Parallax                 Digital video boards & supporting
                           Software                                        19.4      12.3     -26.4      -3.0

DataViews                Data visualization software                       -3.3       9.3     -14.9      16.7

ComCoTec                 Pharmacy industry information software
                           and management services                         27.5      23.6      36.4      16.7
                                                                        --------  --------  --------  ---------
  Total                                                                    19.6%     19.5%     18.4%     10.9%
                                                                        --------  --------  --------  ---------

     Note
     (a) EBITA figures are after group expenses which are considered integral to the business.
     ---------------------------------------------------------------------------
     July 10, 1997          -5-        The Beacon Group Capital Services, L.L.C.

REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS                          CONFIDENTIAL
--------------------------------------------------------------------------------

WINCHESTER'S STOCK SELLS AT A DISCOUNT TO THE VALUE, ON A PUBLIC MARKET BASIS, OF ITS UNDERLYING BUSINESSES
($ Millions, except per share amounts)


               Total of Estimated Business Unit Valuations            $970          -       $1,083

               Less: Capitalized Value of Corporate Expense(a)       ($104)                ($  104)
               Plus: Net Cash(b)                                        34                      34
                                                                      ===============================
                    Preliminary Equity Valuation                      $900          -       $1,013
                                                                      ===============================

               ---------------------------------------------------------------------------------------
               Estimated Stock Market Per Share Value(c)              $52/share     -       $58/share
               Premium Over Current Stock Price                          38%        -           56%
               ---------------------------------------------------------------------------------------

Notes
 (a) Winchester's current estimated corporate and group expenses of approximately $11.7 million (excluding TTC group charges) valued at Winchester's current EBIT multiple of 8.9x (based on a closing price of $37.438 at 7/3/97)
 (b) Cash balance act of debt at 3/31/97
 (c) Assumes 17.1 million fully-diluted shares outstanding

--------------------------------------------------------------------------------
July 10, 1997                -6-        The Beacon Group Capital Services, L.L.C

REVIEW OF SHAREHOLDER VALUE CONSIDERATIONS                          CONFIDENTIAL
--------------------------------------------------------------------------------

A SIGNIFICANT PORTION OF THIS DISCOUNT IS LIKELY DUE
TO WINCHESTER'S CONTINUED DIVERSE BUSINESS MIX


     [_] While the investment community can clearly understand and value large, cohesive business units such as Communications Test and Industrial Computing and Communications, there is little information available on the Visual Communications unit and these five businesses do not have a unified strategy

          .    Research analysts have little or no comment on the Visual
                    Communications unit and appear to view it almost as a "black box" generator of sales and earnings with businesses too small to warrant the effort required to analyze them

          .    Winchester's 1997 Annual Report reflects and reinforces this view with little information on the Visual Communications businesses, discussing only AIRSHOW briefly and making only vague reference to the other businesses

     [_] This lack of understanding of the drivers behind a business unit's performance and lack of a clearly defined strategy delineating how the unit fits with the rest of the Company can lead to discounting not only of the value of the business unit in question, but also of the value of the Company as a whole

--------------------------------------------------------------------------------
July 10, 1997                -7-       The Beacon Group Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

DIVESTITURE OF THE VISUAL COMMUNICATIONS BUSINESSES SHOULD BE
CONSIDERED AS PART OF WINCHESTER'S CONTINUED FOCUS ON MAXIMIZING
SHAREHOLDER VALUE

     [_] Several Directors at the February 1996 Board meeting noted that these businesses are clear divestiture candidates in a more streamlined Winchester focused on communications

     [_] The Visual Communications Businesses are likely acting as a depressant on the Company's overall market value given their lack of visibility and focus, much in the same way as Winchester's previously divested non-core businesses

     [_] Their disposition would continue to build on the February 1996 announcement of the Company's increased strategic focus, which led to significant improvement in Winchester's market multiples and stock price, and may serve as a catalyst, in conjunction with continued strong earnings, to achieve a premium stock value

     [_] Unless management has a view that one or more of these units can quickly grow, either through acquisition or internally, into a sizable third leg, the shareholders may be better served with the Company's resources deployed in Communications Test and Industrial Computing and Communications businesses

     [_] Since they do not appear to be part of Winchester's future strategic focus, these businesses are likely worth significantly more to another owner and a sale could free up proceeds for reinvestment in the core businesses or for further share repurchases, as well as likely have a positive impact on Winchester's trading multiples and market value

--------------------------------------------------------------------------------
July 10, 1997                 -8-      The Beacon Group Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

DIVESTITURE OF THE VISUAL COMMUNICATIONS BUSINESSES AT THE END OF FY 1998 IN CONJUNCTION WITH A SHARE REPURCHASE IS ACCRETIVE

($ Millions, except per share amounts)

                                                          Number of
                                                           Shares                  Fiscal Years Ended March 31,
                                                                       -------------------------------------------------------------
                                                         Repurchased     1998     1999        2000        2001      2002      2003
                                                         -----------   -------------------------------------------------------------
  Earnings Per Share
  ------------------
       No Share Repurchase & No Divestitures (a)            0.0        $ 2.54     $ 3.36      $4.40      $5.06      $5.96    $ 7.02
       Divest Subsidiary and Repurchase Shares:
            Divest Airshow                                  2.2            --       3.34       4.40       5.02       5.90      6.93
            Divest ComCoTee                                 0.9            --       3.41       4.47       5.13       6.05      7.11
            Divest Dataviews                                0.3            --       3.38       4.42       5.08       5.99      7.05
            Divest DaVinci                                  1.2            --       3.38       4.46       5.15       6.09      7.18
            Divest Parallax                                 0.1            --       3.36       4.40       5.07       5.97      7.03
            Divest Five Subsidiaries(b)                     4.8            --       3.43       4.61       5.26       6.21      7.31

                                                                       -------------------------------------------------------------
  Accretions(Dilution)
  --------------------
            No Share Repurchase & No Divestutures (a)       0.0           0.0%       0.0%       0.0%       0.0%       0.0%      0.0%
            Divest Subsidiary and Repurchase Shares:
                 Divest Airshow                             2.2            --       -0.8%       0.1%      -0.7%      -1.1%     -1.3%
                 Divest ComCcoTee                           0.9            --        1.3%       1.6%       1.4%       1.4%      1.4%
                 Divest Dataviews                           0.3            --        0.4%       0.5%       0.5%       0.5%      0.5%
                 Divest DaVinci                             1.2            --        0.5%       1.4%       1.7%       2.1%      2.4%
                 Divest Parallax                            0.1            --        0.0%       0.1%       0.1%       0.2%      0.2%
                 Divest Five Subsidiaries(b)                4.8            --        0.9%       4.9%       4.0%       4.1%      4.2%

                                                                      -------------------------------------------------------------

  Return On Average Equity
  ------------------------
       No Share Repurchase & No Divestitures (a)            0.0          25.6%      27.7%      27.8%      24.9%      23.4%     22.2%
       Divest Subsidiary and Repurchase Shares:
            Divest Airshow                                  2.2            --       25.3%      26.2%      23.7%      22.4%     21.4%
            Divest ComCcoTee                                0.9            --       27.7%      27.9%      25.0%      23.4%     22.2%
            Divest Dataviews                                0.3            --       27.4%      27.6%      24.8%      23.3%     22.1%
            Divest DaVinci                                  1.2            --       26.2%      26.9%      24.4%      23.1%     22.0%
            Divest Parallax                                 0.1            --       27.6%      27.7%      24.9%      23.4%     22.2%
            Divest Five Subsidiaries(b)                     4.8            --       23.1%      24.9%      22.8%      21.9%     21.2%

Notes

Assumes after tax divesture proceeds (act of expenses) are used to repurchase shares at $38.85 an approximately 5% premium to the recent market price of $37.00
(a) Based on 1998 budget figures senior management's projections and 3/31/97 balance sheet figures
(b) Contemplates the divestitures of all five Visual Communications businesses

--------------------------------------------------------------------------------
July 10, 1997                       -9-      The Beacon Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

WITH A MORE STREAMLINED COMPANY FOCUSED ON TWO STRONG BUSINESS UNITS, WINCHESTER'S BOARD AND MANAGEMENT WILL BE WELL-POSITIONED TO CONSIDER OTHER ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE OVER TIME

     [_] The Company can continue to focus on growth through aggressive internal investment and product development

     [_] Winchester can also continue to increase shareholder value through focused, accretive add-on acquisitions and attractive strategic alliances such as those effected over the past two years

     [_] However, at some point it may be prudent to consider a larger transaction such as a strategic sale or merger to maximize value for the shareholders

--------------------------------------------------------------------------------
July 10, 1997                   -10-   The Beacon Group Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

ASSUMING A SALE OR MERGER TRANSACTION IS OF INTEREST, WINCHESTER SHOULD DEVELOP A PLAN TO BEST POSITION ITSELF TO MAXIMIZE SHAREHOLDER VALUE

     [_] As a first step, Winchester must consider ways of increasing its attractiveness and value to potential suitors

          .    Given that most acquirors are seeking focused add-on acquisitions
                    (just as Winchester is), the Company's Visual
                    Communications businesses may be serving as an asset-based "poison pill" or deterrent to potential buyers

          .    Therefore, in addition to increasing the Company's market value as an independent entity, the divestiture of the Visual Communications businesses is also likely to increase the Company's attractiveness to more focused communications companies

     [_] A thorough review of potential strategic merger partners should be undertaken and a sale strategy should be developed with the Board's and management's specific objectives in mind

--------------------------------------------------------------------------------
July 10, 1997                 -11-     The Beacon Group Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

DEPENDING ON THE APPROPRIATE UNIVERSE OF POTENTIAL BUYERS, A NUMBER OF SALE STRATEGIES CAN BE CONSIDERED, INCLUDING:

     [_] A full-scale auction launched with a press release and including both strategic and Financial acquirors

     [_] A discreet market test or disguised auction, whereby a perceived negotiation develops into competitive bidding

     [_] A negotiated sale, through which a narrow group of potential strategic buyers is approached discreetly and interest is cultivated over time

     [_] A spin-off transaction and separate sale of one of the two remaining units if the highest value for the shareholders can only be achieved in two separate strategic sales

--------------------------------------------------------------------------------
July 10, 1997                  -12-    The Beacon Group Capital Services, L.L.C.

REVIEW OF SELECTED STRATEGIC ALTERNATIVES                           CONFIDENTIAL
--------------------------------------------------------------------------------

A MORE FOCUSED WINCHESTER SHOULD BE VIEWED AS AN ATTRACTIVE MERGER PARTNER BY A
  NUMBER OF LARGE COMMUNICATIONS COMPANIES

     [_] Beacon reviewed the significant players in Winchester's two core business areas and determined that only a handful are of a size and have a diverse enough business mix to represent attractive merger partners for Winchester

     [_] In addition, it is unlikely that a highly focused, "pure play" communications equipment manufacturer would have an interest due to Winchester's more diversified business mix, which would tend to dilute such a company's focus and negatively impact the attractive valuations afforded them

     [_] However, a number of large communications companies with a broad base of related products as well as several more diversified companies are likely to have a strong interest

     [_] Beacon has developed a representative, but not exhaustive, preliminary list of potential candidates and divided the list into two tiers

         . Tier I consists primarily of direct competitors and large, diversified communications companies

         . Tier II consists of companies which have an interest in communications or computing as part of a more diverse portfolio of businesses
--------------------------------------------------------------------------------
July 10, 1997             -13-         The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-A STRATEGIC MERGER PARTNERS
($ in Millions)

                         Aggr.
                         Mkt.          LTM
     Company             Cap.         Sales                Summary Business Description                    Rationale/Comments
------------------  -------------  ------------  ----------------------------------------------    --------------------------------
Fujitsu Ltd.           $33,629        $27,643    Manufactures products in the information          Diverse with communications
(Japan)                                            processing, telecommunications, and electronic    focus. Telecommunications
                                                   device industries. Information Processing         segment would be complemented
                                                   Segment produces client-server systems,           by Winchester's Communications
                                                   personal computers, high-performance computers,   Test (CT) group. Industrial
                                                   and software and multimedia products.             Computing and Communications
                                                   Telecommunications segment provides SONET         (ICC) unit would also fit
                                                   optical transmission systems and switching        with Fujitsu's suite of
                                                   systems, ATM switching systems, and telephone     computing and software
                                                   networks                                          solutions

General Signal Corp.     2,667          2,219    Manufactures equipment for the process            Very diverse and acquisitive.
                                                   controls, electrical, and telecommunications      General Signal has made a
                                                   industries. The GS Networks Group produces WAN    number of acquisitions in the
                                                   matrix switching systems, host networking         past few years, two of which
                                                   products and fiber management systems, and        were for the GS Networks Group.
                                                   telecom performance measurement systems. These    The strength of Winchester's
                                                   products are sold to RBOC's, financial            Communications Test group
                                                   service organizations, common carriers, and       would make it a valuable
                                                   long-distance and international telephone         strategic addition to GS
                                                   companies                                         Networks. GS is also diverse
                                                                                                     enough to view Winchester's
                                                                                                     ICC unit as attractive

Hewlett-Packard         56,765         39,887    Manufacturer of electronic equipment and          Hewlett-Packard should be very
                                                   systems for measurement, computation and          interested in expanding their
                                                   communications. The Electronics Test and          test division to incorporate
                                                   Measurement division, with $2.8 billion in        Winchester's complementary
                                                   sales, manufactures standard electrical           communications test product
                                                   measurement products as well as specialized       lines. Antitrust issues? ICC
                                                   communications and semiconductor testing          is also likely to be of
                                                   equipment for industrial, commercial, and         strong interest to broaden
                                                   scientific uses                                   HP's computing business with
                                                                                                     a ruggedized offering

--------------------------------------------------------------------------------
July 10, 1997                -14-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-A STRATEGIC MERGER PARTNERS
($ in Millions)

                         Aggr.
                         Mkt.           LTM
     Company             Cap.           Sales          Summary Business Description                      Rationale/Comments
------------------ -------------   --------------    ----------------------------------------------   ------------------------------
Motorola, Inc.       $50,557          $27,660        Manufactures a diverse range of electronic       Winchester's CT and ICC units
                                                       equipment, including cellular communication    may fit well in Motorola's
                                                       devices, paging and wireless data systems,     board range of communications
                                                       integrated circuits, microprocessor units,     and computer hardware
                                                       modems, multiplexers and network processors    products

NEC Corp.             35,945           41,095        Supplier of electronic products, primarily       With strong and diverse
(Japan)                                                communications systems and equipment,           communications and computer
                                                       computers and industrial electronic             businesses, NEC should have a
                                                       systems, and electron devices. One of           significant interest in both
                                                       the largest Japanese manufactures of            Winchester's CT and ICC units
                                                       communications systems and equipment and
                                                       ICS and other semiconductor devices.
                                                       Communications Systems and Equipment
                                                       Group, which accounted for 28% of 1996
                                                       sales, manufactures switching systems, fiber-
                                                       optic transmission systems, CATV systems, and
                                                       inter-networking equipment such as routers
                                                       and hubs. In addition, also manufactures
                                                       mobile communications systems and
                                                       equipment, key telephone systems and
                                                       telephone sets, and ISDN terminals.

Network General Corp.    495              242        Manufactures and supports software-based         A merger-of-equals candidate
                                                       analysis and monitoring solutions for           building on current alliance.
                                                       managing computer networks. Products            Winchester's WAN-based
                                                       include portable LAN analysis tools and         Communications Test products
                                                       centralized systems utilizing artificial        lines should fit well with
                                                       intelligence and RMON technology. Customers     Network General's LAN-based
                                                       base composed of Fortune 100 companies,         product lines. However,
                                                       educational, governmental and service           diluting focus with the
                                                       organizations                                   addition of ICC may be an
                                                                                                       issue for Network General

--------------------------------------------------------------------------------
July 10, 1997                -15-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-A STRATEGIC MERGER PARTNERS
($ in Millions)

                                  Aggr.
                                  Mkt.         LTM
     Company                      Cap.         Sales          Summary Business Description                Rationale/Comments
-------------------------   -------------   -----------  -----------------------------------------    ------------------------------
Nokia Corp.                   $15,705        $8,396      Supplier of telecommunications systems and    CT should be of interest to
(Finland)                                                  equipment. Europe's largest manufacturer     Nokia with its strong
                                                           of mobile phones, the world's largest        telecommunications focus and
                                                           manufacturer of digital mobile phones and    ICC could broaden their
                                                           one of the world's leading suppliers of      presence in computers
                                                           digital and analog cellular telecom
                                                           systems. Also a supplier of
                                                           telecommunications equipment for fixed
                                                           line telephony. Company also produces
                                                           digital satellite and cable network
                                                           systems for interactive, multimedia
                                                           applications, and PC and work station
                                                           monitors

Racal Electronics Plc             599           675      Conglomerate involved in commercial voice    CT is clearly a fit with Racal
(United Kingdom)                                           and data communications, defense             Instruments and a
                                                           electronics, and airline and industrial      transaction would build on
                                                           services. Commercial Voice and Data          the current alliance. In
                                                           Communications Group, which accounts for     addition, Racal is diverse
                                                           55% of sales, produces with Honeywell the    enough that ICC may also be
                                                           ?????? satellite-based, in-flight,           a welcome addition
                                                           multinational communications system, and
                                                           also manufactures high speed data
                                                           networks and radio data network systems.
                                                           Customers include the transportation,
                                                           government, banking, insurance, finance
                                                           and retail industries

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July 10, 1997                -16-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-A STRATEGIC MERGER PARTNERS
($ in Millions)

                                  Aggr.
                                  Mkt.         LTM
     Company                      Cap.         Sales          Summary Business Description                Rationale/Comments
-------------------------   -------------   -----------  -----------------------------------------    ------------------------------
Tektronix, Inc.               $2,182          $1,887      Manufactures and sells electronics test     The company views its test
                                                            and measurement, printing and               products that serve the
                                                            imaging products and communications         telecomunications market as
                                                            equipment. Its telecom products             an increasingly important
                                                            encompass a wide range of test              business segment, which
                                                            solutions for emerging networks,            would make a good strategic
                                                            including cable and filter optic            fit with Winchester's CT
                                                            testers. The Company also                   unit. ICC could add to their
                                                            manufactures video production equipment     networking business
                                                            and networking terminals

Teradyne, Inc.                 3,265           1,172      Manufactures electronics and                Somewhat diverse; electronics
                                                            telecommunications test systems as well     emphasis. Winchester's
                                                            as backplane connection systems. Test       complementary product lines
                                                            systems monitor the performance of          in telecommunications
                                                            semiconductors, circuit boards,             testing could interest
                                                            telephone lines and networks, Products      Teradyne, whose telecomm
                                                            are sold to OEMs in the computer,           division is growing slower
                                                            telecommunications, and                     than other less profitable
                                                            military/aerospace industries               divisions such as backplane
                                                                                                        connection systems. A
                                                                                                        combination would create a
                                                                                                        larger, stronger player in
                                                                                                        the test and measurement
                                                                                                        industry

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July 10, 1997                -17-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-B STRATEGIC MERGER PARTNERS
($ in Millions)

                              Aggr.
                              Mkt.        LTM
         Company              Cap.       Sales              Summary Business Description                   Rationale/Comments
------------------------   ---------   ---------   --------------------------------------------   ----------------------------------
ADC Telecommunications,     $ 4,515     $ 1,008    Manufactures transmission and networking       Telecommunications and networking
 Inc.                                               systems and physical connectivity products     emphasis. Winchester's Communica-
                                                    for broadband telecommunications networks      tions Test would be of principal
                                                    utilizing copper, coax, fiber optic, and       interest to strengthen ADC's own
                                                    wireless transmission methods. Products are    test lines. Synergies may also be
                                                    used by network providers including RBOCs,     derived from a similar customer
                                                    cable TV operators, government agencies and    base. However, ICC may be an
                                                    wireless service providers, and major          issue in diluting their focus.
                                                    telecom OEMs


Alcatel Alstrom              21,601      27,776    A world leader in providing equipment and      Alcatel should have a high level
(France)                                            systems for the telecommunications, energy     of interest in Winchester's CT
                                                    and transport sectors, with five business      unit given their communications
                                                    segments: Telecom, Cables, Energy &            focus. Diverse enough so that
                                                    Transport, Systems, and Batteries. The         ICC may also be attractive
                                                    Telecom segment, which accounted for 43%
                                                    of 1996 sales, designs and manufactures
                                                    products for public network, business and
                                                    residential use, including switching systems
                                                    for mobile communications, transmission
                                                    systems, access systems, business systems
                                                    such as PBX switches, and radio communica-
                                                    tions products such as satellite earth
                                                    stations and civilian microwave links


Axel Johnson, Inc.          Private       1,326    Active in four principal business segments     Winchester's CT would be an
                                                    including energy, industrial products,         excellent fit with Axel Johnson's
                                                    environmental products and telecommunica-      Hekimian. Diverse enough and
                                                    tions products. Telecommunications segments    focused on building communica-
                                                    designs and manufactures systems for           tions area so that ICC should
                                                    telecommunications network testing and         also be attractive
                                                    surveillance, and provides complete system
                                                    integration and support services. Also
                                                    manufactures equipment for high-speed
                                                    digital network access, centralized
                                                    network performance monitoring and remote
                                                    diagnostic testing

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July 10, 1997                -18-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-B STRATEGIC MERGER PARTNERS
($ in Millions)

                                Aggr.
                                Mkt.        LTM
         Company                Cap.       Sales            Summary Business Description                 Rationale/Comments
-------------------------    ---------   ---------   ------------------------------------------   ----------------------------------
Harris Corp.                  $  4,185    $ 3,763    Diversified company focused on four core     Strong mandate to grow through
                                                       businesses: advanced electronic systems,    acquisition. Winchester's CT
                                                       semiconductors, communications and an       should be a very attractive fit
                                                       office equipment distribution network.      for Harris's Communication
                                                       Communications Sector designs and           Sector. Diverse enough so that
                                                       manufactures microwave products and         ICC may prove attractive too.
                                                       systems, digital telephone switches,        Not known for paying premium
                                                       telephone test equipment and auxiliary      valuations
                                                       telecommunication products. The Sector
                                                       also produces broadcast products such
                                                       as transmitters and studio equipment
                                                       for radio and TV and two-way radio
                                                       products such as HF, VHF and UHF
                                                       products


IBM Corp.                      112,276     76,696    The world's largest technology company,      IBM's computing and communications
                                                       develops and manufactures advanced          focus should generate interest
                                                       information processing products,            in Winchester's ICC and CT units
                                                       including computers and micro-
                                                       electronic technology, software,
                                                       networking systems and provides
                                                       information technology-related
                                                       services


LM Ericsson Telephone Co.       38,284     18,776    Produces advanced systems and products       Broad-based communications
(Sweden)                                               for wired and mobile telecommunications     business where both CT and ICC
                                                       in public and private networks. Products    may be a good fit
                                                       include systems and services for handling
                                                       noise, data, images and text in public
                                                       and private wired and mobile telecommuni-
                                                       cations networks, telecommunications
                                                       power equipment, and telecom and power
                                                       cable


Lucent Technologies, Inc.       50,493     24,369    Designs and manufactures telecommunications  CT unit would be a clear fit in
                                                       systems, software and products. Lucent is   expanding Lucent's broad port-
                                                       a global market leader in the sale of       folio of telecommunications
                                                       public telecommunications systems and       equipment offerings and ICC may
                                                       of business communication systems and       be attractive as an extension of
                                                       micro-electronic components for             their business communications
                                                       communications applications. The            systems
                                                       Company is also a supplier of systems
                                                       or software to most of the world's
                                                       largest network operators

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July 10, 1997                    -19-  The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER I-B STRATEGIC MERGER PARTNERS
($ in Millions)

                                  Aggr.
                                  Mkt.         LTM
     Company                      Cap.         Sales          Summary Business Description                Rationale/Comments
-------------------------   -------------   -----------  -----------------------------------------    ------------------------------
Northern Telecom Ltd.        $25,917         $13,604      Supplier of telecommunications equipment    Nortel has a diverse product
(Canada)                                                    for switching networks, enterprise          offering as a provider of
                                                            networks, wireless networks and             telecommunications
                                                            broadband networks. Products include        equipment, and Winchester's
                                                            private digital switching systems, base     telecommunications test
                                                            station controllers and base transceiver    division could offer
                                                            systems for GSM communications, and         strategic benefit to its
                                                            transmission equipment which provides       telecom network offerings.
                                                            high capacity inter-office and long-haul    Dilution of business focus
                                                            transport across both fiber and             with ICC could be an issue
                                                            microwave-based media

Siemens AG                    34,910          53,481      Manufactures and provides a variety of      As a highly diversified
(Germany)                                                   products and services in the following      industrial and technology
                                                            areas: power generation, power              conglomerate, both CT and
                                                            transmission and distribution,              ICC would both be of
                                                            industrial and building systems, drives     strategic interest to
                                                            and automation. The Company also offers     Siemens. CT would fit well
                                                            communication networks, defense             with Siemens' communications
                                                            electronics, medical equipment and          group, which focuses on
                                                            transportation systems. Communications      networking solutions. ICC is
                                                            group provides products and systems         a fit with the Company's
                                                            including broadband and narrowband          industrial automation and
                                                            networks, telecom cable networks, small     systems business. However,
                                                            to large communication systems, and         Siemens is currently
                                                            mobile radio networks                       contemplating divestiture of
                                                                                                        its most complementary unit
                                                                                                        to ICC

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July 10, 1997                -20-      The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER II STRATEGIC MERGER PARTNERS
($ in Millions)

                              Aggr.
                              Mkt.       LTM
      Company                 Cap.       Sales         Summary Business Description                  Rationale/Comments
-----------------------     -------      -----   --------------------------------------  -----------------------------------------
Anritsu Corp                $1,997       $815    Information & Communications Group        Anritsu's communications systems
(Japan)                                            manufactures transmission test            businesses are a competitor of
                                                   equipment including communication         Winchester's CT division, creating the
                                                   network testing equipment and             potential for significant synergies.
                                                   digital multiplex systems.                Similar customer base and product lines
                                                   Measurement Group designs and             would likely complement Anritsu's
                                                   manufactures various measuring            existing products. Industrial
                                                   instruments and systems for ISDN,         automation focus could also be a fit
                                                   optical filter, mobile radio, RF          with ICC
                                                   and microwave communications.
                                                   Company also manufactures industrial
                                                   automation equipment and a variety
                                                   of electromagnetic components, hybrid
                                                   ICs and optical devices

Danaher Corporation          3,106      1,869    Leading manufacturer of tools,            Winchester's telecommunications test
                                                   including Sears Craftsman                 division would strengthen Danaher's
                                                   hand tools, process/environmental         communications test business line,
                                                   controls and telecommunications           which is currently a noncore effort.
                                                   equipment. Telecommunications products    The diverse industrial focus of
                                                   include automated data transmission       Danaher's Process/Controls division
                                                   analyzers, single and multifunction       could also accommodate Winchester's
                                                   test equipment, computerized cable        ICC division.
                                                   test and database management systems,
                                                   digital data access devices and molded
                                                   cable closures and terminals used in
                                                   outside plant and network applications


General Instrument Corp.     4,139      2,715    In Jan, 1997 announced restructuring      Winchester's telecommunications
                                                   plan to divide company into three         products would complement and broaden
                                                   separate public companies.                NextLevel's communications product
                                                   NextLevel Systems, Inc. is a supplier     lines.  Sells to similar customer
                                                   of systems and equipment for high-        base of RBOCs installing
                                                   performance networks delivering video,    broadband networks as well as cable
                                                   voice and data/Internet services. Other   operators.  ICC may be viewed as an
                                                   current businesses include the            attractive new communications area,
                                                   manufacture of coaxial cable for          but could also be seen as diluting
                                                   broadband communications and the          focus
                                                   manufacture of low-to medium-power
                                                   rectifying and transient voltage
                                                   suppression components

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July 10, 1997              -21-         THE BEACON GROUP CAPITAL SERVICES, L.L.C

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER II STRATEGIC MERGER PARTNERS
($ in Millions)

                             Aggr.
                             MKT.       LTM
         Company             Cap.      Sales              Summary Business Description                   Rationale/Comments
------------------------  ---------  ---------  ------------------------------------------------   --------------------------------
GN Great Nordic               NA      $   406   Manufactures tele/data communications products     GN has already expressed clear
(Denmark)                                        and systems and andiological products. Also        interest in CT and is diverse
                                                 provides telecommunications services. GN           enough to view ICC as an
                                                 Nettest develops and manufactures instruments      opportunity to further broaden
                                                 and equipment for testing and monitoring           their communications equipment
                                                 tele/data communications and fiber optic           business mix
                                                 communications networks.


Matsushita's Electric      $49,075     64,102   Leading producer of electronics and electric       Very diverse, ICC would be a good
  Industrial Co. Ltd.                            products. Communications and Industrial            fit with Matsushita's industrial
(Japan)                                          Equipment Group, which accounts for 30% of         communications businesses and CT
                                                 sales, includes information and communications     would be very attractive in
                                                 equipment as well as factory-automation and        broadening their communications
                                                 other industrial equipment. Products include       product portfolio
                                                 personal computers, communication-network
                                                 systems equipment and industrial robots
                                                 and measuring instruments


Rockwell International      11,133     10,701   Leader in automation avionics, communications      ICC would be a good fit with
  Corp.                                          and semiconductor systems. Currently spinning      Allen-Bradley's industrial
                                                 off its automotive components business.            automation businesses. Diverse
                                                 Electronics Group which includes Allen-Bradley,    enough that CT may also be
                                                 produces industrial automation products and        viewed as an attractive
                                                 systems, including power and motion control        expansion of communications
                                                 devices, logic processors, human-machine           businesses
                                                 interfaces, sensors, software, mechanical
                                                 power transmission equipment, and standard
                                                 and engineered motors

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July 10, 1997                  -22-    The Beacon Group Capital Services, L.L.C.

SUMMARY INFORMATION ON POTENTIAL STRATEGIC MERGER PARTNERS          CONFIDENTIAL
--------------------------------------------------------------------------------

TIER II STRATEGIC MERGER PARTNERS
($ in Millions)

                                  Aggr.
                                  Mkt.         LTM
     Company                      Cap.         Sales          Summary Business Description                Rationale/Comments
-------------------------   -------------   -----------  --------------------------------------     --------------------------------
Scientific-Atlanta, Inc.         $1,624         $1,118   Manufactures products for satelite         Somewhat diverse with
                                                           and terrestrial-based communications       communications emphasis.
                                                           networks. Products such as receivers,      Winchester's Communications
                                                           transmitters, distribution amplifiers,     Test products could
                                                           modulators, controllers, digital video     potentially be of interest to
                                                           compression, transmission equipment and    Scientific-Atlanta, which has
                                                           fiber optic distribution equipment are     been changing focus from its
                                                           sold to CATV system operators, telephone   instrumentation division
                                                           companies, network operators, and          (microwave, sonar) towards a
                                                           multi-facility corporations                pure-play communications focus
                                                                                                      which could also accommodate
                                                                                                      ICC. Similar customer base may
                                                                                                      provide further advantages in
                                                                                                      a merger. Diluting focus may
                                                                                                      be an issue for Scientific-
                                                                                                      Atlanta

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July 10, 1997                -23-      The Beacon Group Capital Services, L.L.C.